Exhibit 99.1

Halcyon Thruput, LLC

Financial Statements

For the year ended December 31, 2020 and

For the period from inception (March 21, 2019) to December 31, 2019

i

Report of Independent Registered Public Accounting Firm

To the Member of

Halcyon Thruput, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Halcyon Thruput, LLC (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in member’s equity and cash flows for year ended December 31, 2020 and the period from inception (March 21, 2019) to December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from inception (March 21, 2019) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

We have served as the Company’s auditor since 2021.

Salt Lake City, Utah

March 29, 2021

Halcyon Thruput, LLC

Balance Sheets

	December 31,
	2020	2019
Assets
Current Assets
Cash	$20,418	$288,163
Accounts receivable	337,592	622,353
Other current assets	2,500	72,043
Total Current Assets	360,510	982,559

Property and Equipment, Net	1,712,170	1,198,141

Total Assets	$2,072,680	$2,180,700

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$76,382	$56,822
Accounts payable - related party	48,706	-
Note payable - current	449,503	346,875
Total Current Liabilities	574,591	403,697
Note payable - long-term	540,542	887,028
Total Liabilities	1,115,133	1,290,725

Commitments and Contingencies	-	-

Member’s Equity
Member’s equity	680,163	2,017,163
Retained earnings (accumulated deficit)	277,384	(1,127,188)
Total Member’s Equity	957,547	889,975

Total Liabilities and Member’s Equity	$2,072,680	$2,180,700

The accompanying notes are an integral part of these financial statements.

Halcyon Thruput, LLC
Statements of Operations

	For the year ended December 31,	For the period from inception (March 21, 2019) to December 31,
	2020	2019

Revenue	$2,960,017	$121,559

Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	1,134,714	329,113
Depreciation and amortization	296,277	102,106
Loss on disposal of property & equipment	-	525,534
General and administrative	225,250	197,444
Total costs and expenses	1,656,241	1,154,197

Operating income (loss)	1,303,776	(1,032,638)

Other expense (income)
Other income	(193,021)	-
Interest expense	92,225	94,550
Total other expense (income)	(100,796)	94,550

Net income (loss)	$1,404,572	$(1,127,188)

The accompanying notes are an integral part of these financial statements.

Halcyon Thruput, LLC

Statements of Changes in Member’s Equity

	Member’s Equity	Retained Earnings (Accumulated Deficit)	Total Member’s Equity

Balance at inception, March 21, 2019	$-	$-	$-
Equity contributions	2,017,163	-	2,017,163
Net loss	-	(1,127,188)	(1,127,188)
Balance at December 31, 2019	2,017,163	(1,127,188)	889,975

Equity distributions	(1,337,000)	-	(1,337,000)
Net income	-	1,404,572	1,404,572
Balance at December 31, 2020	$680,163	$277,384	$957,547

The accompanying notes are an integral part of these financial statements.

Halcyon Thruput, LLC

Statements of Cash Flows

	For the year ended December 31,	For the period from inception (March 21, 2019) to December 31,
	2020	2019
Cash Flows From Operating Activities
Net income (loss)	$1,404,572	$(1,127,188)
Adjustments to reconcile net income (loss) from operations to net cash from operating activities:
Depreciation and amortization	296,277	102,106
Loss on disposal of property and equipment	-	525,534
Other income - PPP Loan	(193,021)	-
Changes in operating assets and liabilities:
Accounts receivable	(310,526)	(27,066)
Other current assets	69,543	(72,043)
Accounts payable and accrued liabilities	68,266	56,822
Net cash from operating activities	1,335,111	(541,835)

Cash Flows From Investing Activities
Additions to property and equipment	(810,306)	(2,421,068)
Proceeds from disposal of property and equipment	595,287	-
Net cash from investing activities	(215,019)	(2,421,068)

Cash Flows From Financing Activities
Proceeds from note payable	-	1,233,903
Proceeds from PPP Loan	193,021	-
Payments of note payable	(243,858)	-
Equity distributions	(1,337,000)	-
Equity contributions	-	2,017,163
Net cash from financing activities	(1,387,837)	3,251,066

Net change in cash	(267,745)	288,163

Cash, beginning of period	288,163	-
Cash, end of period	$20,418	$288,163

Supplemental cash flow information
Cash paid for interest	$92,225	$57,839
Cash paid for taxes	-	-

The accompanying notes are an integral part of these financial statements.

Halcyon Thruput, LLC
Notes to Financial Statements

1. Description of the Business

Halcyon Thruput, LLC (the “Company”) was formed on March 21, 2019 in the State of Texas. The Company provides post-harvest and midstream services to growers by drying, processing, cleaning, stripping harvested hemp directly from the field and wetbaled at its 48,000 square foot facility located in Hopkinsville, Kentucky. The drying services technology greatly increases efficiency and capacity during harvest for farmers who need to quickly move harvested hemp while preserving the cannabinoid potency by providing scalable infrastructure essential to receive and process hemp with high moisture content (“wet”) quickly. Additionally, the Company offers safe storage services for processed hemp, which enables farmers to maximize strategic market timing. The midstream business is fee income oriented, based upon a price per pound of material handled.

Impact of COVID-19 Pandemic on Our Business – The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption since early 2020. In an effort to contain COVID-19 or slow its spread, governments around the world have enacted various measures, including orders to close all businesses not deemed “essential,” isolate residents to their homes or places of residence and practice social distancing when engaging in essential activities. These actions and the global health crisis caused by COVID-19 have created significant volatility, uncertainty and economic disruption.

Our business, results of operations and financial condition were adversely affected by the COVID-19 pandemic, beginning in mid-March 2020. The COVID-19 pandemic and measures taken to contain it have subjected our business, results of operations, financial condition, stock price and liquidity to a number of material risks and uncertainties, all of which may continue or worsen.

The extent of the potential effect of the COVID-19 pandemic will depend on future actions and outcomes, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the outbreak, the short-term and long-term economic impact of the outbreak (including the effect on consumer discretionary spending and our employees in the markets in which we operate), the actions taken to mitigate the impact of the virus, and the pace of economic and financial market recovery when the COVID-19 pandemic subsides, among others.

2. Summary of Significant Accounting Policies

Basis of Presentation – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and U.S. Securities and Exchange Commission regulations.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) impairment of long-lived assets and goodwill, (ii) valuation allowances for deferred income tax assets and (iii) estimates of accrued liabilities. Actual results could differ from those estimates.

Revenue Recognition – Revenue is derived from the post-harvest and midstream services the Company provides to growers. Typically, our revenue is determined based on volumes processed at agreed-upon contractual prices and is recognized when performance obligations under the terms of a contract with our customers are satisfied. This occurs when control of the product is transferred to our customers upon completion of our processing.

Cost of Revenue – Cost of revenue includes the direct labor, material, supplies and overhead for our post-harvest and midstream services.

Cash – The Company maintains its deposits of cash in financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Accounts receivable – Accounts receivable are stated net of the allowance for doubtful accounts. An allowance for doubtful accounts is maintained based on management’s estimate of uncollectible accounts, including specific accounts considered uncollectible. Contracts with customers provide for billings principally upon shipment and compliance with payment terms is monitored on an ongoing basis. Outstanding receivables beyond payment terms are promptly investigated and discussed with the specific customer. The Company estimates an allowance for doubtful accounts based on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. An allowance for doubtful accounts was not necessary as of December 31, 2020 or 2019.

Property and Equipment - property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Upon disposition, the cost and accumulated depreciation are removed and any gain or loss on the disposal is reflected in the statements of operations. The cost of maintenance and repairs is charged to income as incurred; significant renewals and improvements are capitalized.

Impairment of Long-Lived Assets – The Company reviews long-lived assets for potential impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In this assessment, future cash flows (undiscounted) resulting from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between its carrying value and estimated fair value.

Fair Value Measurements – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 —	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The estimated fair value of cash, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these instruments. The fair value of the Company’s debt approximates its carrying amounts as the borrowing rate and terms approximate those presently available in the market.

Income Taxes – The Company is a pass-through entity treated as partnership for U.S. federal and Kentucky state income tax purposes. The member owner is taxed individually on their share of earnings. Accordingly, no provision for U.S. federal income taxes has been made in these financial statements. The Company is subject to the Texas margin tax; however, tax expense was zero for the years ended December 31, 2020 and 2019.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the “more likely than not” recognition criteria, accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. We record income tax related interest and penalties, if any, as a component of income tax expense. Income tax returns we file may be routinely examined by tax authorities. The statute of limitations is currently open for all tax returns filed.

Concentrations – The Company has a limited number of customers. During 2020, sales to one customer accounted for approximately 94% of total revenue. The total balance due from this customer at December 31, 2020 was approximately 74% of total accounts receivable. During 2019, sales to two customers accounted for all of the Company’s revenue. The total balance due from these customers at December 31, 2019 was 100% of total accounts receivable.

Recent Accounting Pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases, which aims to make leasing activities more transparent and comparable and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. Leases of mineral reserves and related land leases have been exempted from the standard. The Company will elect the “package of practical expedients” within the standard which permits the Company not to reassess its prior conclusions about lease identification, lease classification and initial direct costs. The Company will make an accounting policy election to not separate lease and non-lease components for all leases. This ASU is effective for the Company for beginning after January 1, 2022. The Company expects no impact from adoption of this standard as it presently has no leases.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which replaces the existing incurred loss impairment model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We adopted this standard effective January 1, 2020. The adoption of this ASU did not have a material impact on our financial statements because we do not have a history of credit losses on our financial instruments and have no material expected losses.

3. Property and Equipment

Property and equipment consisted of the following:

	Useful Lives	December 31,
	(years)	2020	2019

Leasehold improvements	5	$618,008	$399,642
Property & equipment	7	1,476,615	894,473
Software	3	15,930	6,132

Total		2,110,553	1,300,247
Less accumulated depreciation and amortization		(398,383)	(102,106)

Property and Equipment, Net		$1,712,170	$1,198,141

4. Note Payable

On May 15, 2019, the Company borrowed $1,233,903 under an equipment loan from Community Financial Services Bank (“CSFB”). The loan is secured by all assets of the Company and guarantee of the Company’s member owner. The loan required interest only payments for the initial six-month period then monthly payments of $33,502, including interest at a fixed rate of 7.5%, commencing in December 2019 for six months. Thereafter, 35 monthly payments of principal and estimated interest totaling $33,502 are due together with a final payment on May 15, 2023 of $36,075, each including interest at CSFB prime plus 1% (4.25% at December 31, 2020).

The note payable contains affirmative covenants including maintenance of insurance and payment of property taxes. The Company was in compliance with all covenants at December 31, 2020. This note payable was repaid in full in January 2021 in connection with the closing of the acquisition of certain assets of the Company by Generation Hemp, Inc. (see note 7).

5. SBA Paycheck Protection Program Loan

On May 5, 2020, the Company received proceeds from a SBA Paycheck Protection Program Loan (“PPP Loan”) in the amount of $193,021 from CSFB, as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The purpose of the PPP is to encourage the continued employment of workers. The Company used all of the PPP Loan proceeds for eligible payroll expenses, lease, interest and utility payments.

The PPP Loan bears interest at a rate of 1% per annum. Pursuant to the subsequently enacted Paycheck Protection Flexibility Act of 2020, the Company is permitted to defer required monthly payments of principal and interest until such time as an approval or denial of forgiveness is received from the U.S. Small Business Administration (“SBA”).

All or a portion of the PPP Loan and accrued interest thereon may be forgiven by the SBA upon documentation of expenditures in accordance with the SBA requirements and proper application by the Company. Under the CARES Act and Paycheck Protection Flexibility Act of 2020, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during either the eight-week period or 24-week period beginning on the date of loan funding. For purposes of the PPP Loan, payroll costs exclude cash compensation of an individual employee in excess of $100,000, prorated annually. Not more than 40% of the forgiven amount may be for non-payroll costs. Forgiveness could be reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%.

The Company accounts for the PPP Loan as an in-substance government grant because it expects to meet the PPP Loan eligibility criteria and have concluded that the loan represents, in substance, a grant that is expected to be forgiven. Proceeds from the PPP Loan were initially recognized as a deferred income liability. Subsequently, this liability was reduced and the Company recognized income on a systematic basis over the period in which the related costs for which the PPP Loan was intended were incurred. PPP Loan income is presented as other income within the statements of operations.

The Company’s application for forgiveness was approved by CSFB and is currently being reviewed by the SBA. We believe it is probable that the full amount of the PPP Loan principal, together with accrued interest thereon, will be forgiven. Accordingly, the Company recognized $193,021 as other income in the statement of operations for 2020.

6. Commitments and Contingencies

Litigation – The Company is subject to legal proceedings and claims that arise in the ordinary course of business. In the opinion of the Company’s management, the ultimate liability with respect to these proceedings and claims will not have a material adverse effect upon the Company’s financial position or results of operations.

Pending Insurance Claim – In 2019, drying equipment that the Company purchased from a third party was being placed into service when a fire loss occurred significantly destroying the equipment and causing significant business interruption. The cost of this drying equipment totaled $1.1 million and was expensed in 2019. In 2020, the Company received, as partial payment, insurance proceeds of $595,000 from its insurance carrier. These insurance proceeds are included in accounts receivable at December 31, 2019 and reduced the amount of reported loss from this fire.

The Company has filed for additional claims which includes violation of Prompt Payment of Claims Act and Texas Insurance Code violations of approximately $1.0 million under its insurance policy which had been previously denied by its insurers. The Company may also pursue additional recovery of its losses against the third party general contractor and its insurers. No amounts have been recognized for the possible additional recoveries of the Company’s losses.

Office Lease – The Company leases office space in Fort Worth, TX for its managerial offices. This lease commenced May 3, 2019 for a 12-month period and requires monthly payments of $2,000. The lease is now month-to-month. Lease expense for this facility totaled $16,000 in 2020 and $24,000 in 2019.

7. Related Party Transactions

Real Estate Lease – The Company leases its principal operating facility in Kentucky from Oz Capital, LLC, a related party, under a five-year lease commencing June 1, 2019. The lease provides for monthly payments of $10,249. Oz Capital, LLC is responsible for all taxes and maintenance under the lease. This real estate is subject to mortgage financing which is the obligation of Oz Capital, LLC. Repayment of such financing is largely dependent upon the lease payments made by the Company. Lease expense for this facility totaled $122,988 in 2020 and $71,743 in 2019. The Company is obligated for lease payments totaling $122,988 annually through 2023 and $61,494 in 2024.

Related Party Amounts Due or Owed – The Company had amounts due from or to Oz Capital, LLC principally for treasury activities or unpaid lease obligations. The total amount due from or (to) Oz Capital, LLC was ($48,706) and $72,043 at December 31, 2020 and 2019, respectively.

8. Subsequent Events

On January 11, 2021, Generation Hemp, Inc., a publicly traded company (“GenH”), completed the acquisition of certain of the assets of Halcyon Thruput, LLC (“Halcyon Thruput”) pursuant to the Asset Purchase Agreement dated March 7, 2020, as amended on January 11, 2021. The purchase consideration totaled approximately $5,100,000 consisting of 6,250,000 shares of GenH common stock valued at $2,500,000 (valued at $0.40 per share; restricted from trading for a period of up to one year), $1,750,000 in cash, a promissory note for $850,000 issued by the GenH’s subsidiary, GenH Halcyon Acquisition, LLC, and guaranteed by Gary C. Evans, CEO of GenH, and assumption of approximately $1.0 million of new indebtedness of Halcyon Thruput. GenH was granted an option to purchase the real estate occupied by Halcyon Thruput for $993,000. This option is exercisable at any time before its expiration on January 11, 2022.

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